UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 8, 2007 (December 29, 2006)

International Textile Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

(336) 379-6220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 29, 2006 (the “Closing Date”), International Textile Group, Inc. (the “Company”) and certain of its subsidiaries entered into a $165.0 million credit agreement (the “Credit Agreement”) with General Electric Capital Corporation (“GECC”), as agent, and the other lenders party thereto. Also on December 29, 2006, the Company’s wholly owned subsidiary, Burlington Morelos S.A. de C.V. (“Morelos”), entered into a $15.0 million term loan agreement (the “Term Loan Agreement”) with GECC, as agent, and the other lenders party thereto.

The Credit Agreement provides for a revolving credit facility, including a letter of credit sub-facility, in the aggregate amount of up to $165.0 million (the “Revolving Credit Facility”). The Credit Agreement also contains a provision for commitment increases of up to $50.0 million in the aggregate, in amounts of no less than $25.0 million per increase, subject to the satisfaction by the Company of certain conditions. Proceeds from borrowings under the Revolving Credit Facility may be used to (i) refinance certain indebtedness existing as of the Closing Date, (ii) provide for working capital, capital expenditures and other general corporate purposes and (iii) fund certain expenses associated with the Credit Agreement and the Term Loan Agreement.

The initial proceeds from borrowings under the Revolving Credit Facility were used to (i) repay in full all outstanding obligations under an existing credit agreement that had been entered into by the Company’s wholly owned subsidiary, ITG Holdings, Inc. (“Holdings”), which credit agreement was terminated on the Closing Date and had provided for an up to $150.0 million revolving credit facility and a $24.0 million term loan (ii) repay in full all outstanding obligations under the Company’s credit agreement with Wachovia Bank, National Association, which credit agreement was terminated on the Closing Date and which had provided for a $35.0 million revolving credit facility and $7.6 million in term loans, (iii) make an intercompany loan for the purpose of repaying a portion of the indebtedness owed by Morelos’ subsidiary, Parras Cone de México, S.A. de C.V. (“Parras Cone”) to GECC pursuant to an existing term loan agreement, which term loan agreement was terminated on the Closing Date, and (iv) pay approximately $2.9 million of transaction and related costs required by the lenders under the Credit Agreement and the Term Loan Agreement to be paid at the closings thereof.

Proceeds from the Term Loan Agreement were used to repay Parras Cone’s remaining outstanding obligations to GECC under its term loan agreement referred to above.

The obligations of the Company (and its subsidiaries who are borrowers under the Credit Agreement) under the Credit Agreement are secured by substantially all the Company’s (and such subsidiaries’) U.S. assets, a pledge by the Company of the stock of its U.S. subsidiaries, a pledge by the Company of 65% of the stock of certain of its foreign subsidiaries and the accounts receivable of Automotive Safety Components International Limited (“UK ASCI”), a United Kingdom company, one of the borrowers under the Credit Agreement and a wholly owned subsidiary of the Company.

The obligations of Morelos under the Term Loan Agreement are secured by a pledge of substantially all the property, plant and equipment of Parras Cone.

In the event that the Company’s availability (as defined in the Cedit Agreement) were to fall below certain levels, then the Company would be required to comply with a fixed charge coverage ratio set forth in the Credit Agreement. The Term Loan Agreement contains a fixed charge coverage ratio and a minimum collateral coverage covenant, which are to be calculated quarterly. The respective agreements also contain customary reporting obligations and affirmative and negative covenants, including, but not limited to, restrictions on the uses of proceeds, capital changes, mergers and consolidations, dividend payments, capital expenditures, indebtedness, liens and acquisitions and investments. In addition, the Credit Agreement requires the Company to have obtained, and to have contributed to the borrowers under the Credit Agreement, additional equity contributions of not less than $50.0 million prior to each of February 1, 2007 and May 1, 2007. In order to secure these obligations, the Company has received a commitment from certain entities affiliated with Wilbur L. Ross, Jr., the chairman of the board of the Company, which entities, together with other entities affiliated with Mr. Ross, own approximately 82.0% of the Company’s outstanding common stock. This commitment provides that these entities have agreed to fund any portion of the required equity contribution not otherwise obtained by the Company on or before the above-stated deadlines. As consideration for such commitment, the Company has agreed to pay such entities 1.0% (to be paid in additional shares of the Company’s stock) of the amount that each such entity has committed to purchase, if necessary, and to reimburse all of their respective fees and expenses incurred in connection with such commitment and purchase, if necessary.

Borrowing availability under the Credit Agreement is determined according to an asset-based formula that values the Company’s borrowing base (as defined in the Credit Agreement) subject to an availability reserve and such other reserves as the agent may establish from time to time in its reasonable credit judgment.

The interest rate on borrowings under the Credit Agreement is variable, depending on the amount of the Company’s borrowings outstanding at any particular time. The Company may make borrowings based on either the base rate (defined in the Credit Agreement as the prime rate or the Federal Funds Rate plus 0.5%) or the LIBOR plus an applicable margin. At December 29, 2006, the interest rate on base rate loans was 9.25% and the margin applicable to LIBOR loans was 2.00%. Borrowings under the Term Loan Agreement bear interest at the LIBOR plus 4.75%.

Pursuant to the terms of the Credit Agreement, mandatory prepayments are required (i) if the Company sells assets that are part of its borrowing base and (ii) from time to time to the extent that the value of the borrowing base, based on updated appraisals, is lower than its value as of the Closing Date. In addition, beginning on May 29, 2008, the calculated value of the borrowing base will be reduced on a quarterly basis by an amount predetermined according to a 7-year straight-line amortization schedule.

Pursuant to the terms of the Term Loan Agreement, mandatory prepayments are required thereunder if Parras Cone sells assets that are part of the borrowing base thereunder. In addition, amortization payments by Morelos are required in the amount of $250,000 per quarter, with a final payment of $12,250,000 due at maturity.

Also in connection with the Credit Agreement, on the Closing Date Parras Cone entered into a receivables factoring agreement under which Parras Cone has agreed to sell its accounts receivable from U.S. obligors to Cone Denim LLC (“Cone Denim”), a wholly owned subsidiary of the Company. The accounts receivable sold by Parras Cone to Cone Denim will comprise a portion of the Company’s borrowing base under the Credit Agreement.

As of the Closing date, there was $57.7 million of revolving loans and $13.9 million of letters of credit outstanding under the Revolving Credit Facility, with total unused availability of $40.5 million. Also as of that date, there was $15.0 million outstanding under the Term Loan Agreement.

Both the Credit Agreement and the Term Loan Agreement have maturity dates of December 29, 2009. Both the Credit Agreement and the Term Loan Agreement contain standard and customary provisions for default for agreements of this nature, including cross-default provisions. Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under either of the respective agreements as a secured party.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

See Item 1.01.

Item 8.01. Other Events.

Effective December 31, 2006, the Company completed the merger of its wholly owned subsidiary, ITG Holdings, Inc. (“Holdings”), with and into the Company. Holdings was formerly known as International Textile Group, Inc. prior to its acquisition by the Company, effective as of October 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

By:	/s/ Gary L. Smith
Name:	Gary L. Smith
Title:	Executive Vice President and Chief Financial Officer

Date: January 8, 2007